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                                                                    EXHIBIT 99.1

                         CORPORATE CONSULTING AGREEMENT

         This Agreement is entered into this 16th day of October, 2001, by and between Universal Automotive Industries, Inc. (the "Company") and Schneider Securities, Inc. (the "Consultant").

         WHEREAS, Company is seeking advice as to various business matters; and

         WHEREAS, Company desires to engage Consultant to advise it with regard to such matters, and

         WHEREAS, Company and Consultant desire to enter into this Agreement upon the terms and conditions hereof.

         NOW THEREFORE, upon the consideration of the mutual promises and agreements contained herein, the parties agree as follows:

                                    AGREEMENT

1. ENGAGEMENT OF CONSULTANT. The Company hereby engages Consultant and Consultant hereby agrees to render services to the Company as set forth below.

2. SERVICES. During the term of this Agreement, Consultant shall place at the disposal of the Company its judgment and experiences and provide advice to, and consult with, the Company concerning:

                  -        business and financial planning;

                  -        corporate organization and structure;

                  -        capital structure;

                  -        business plans and projections;

                  -        valuation of the Company;

                  - enhancement of the depth and breath of the market for the Company's securities;

                  -        alternatives for raising capital;

                  -        review of merger and acquisition opportunities;

                  -        meetings with members of the financial community;

                  -        relations with its securities holders;

                  -        management needs;

                  -        preparation and distribution of periodic reports.

         The Consulting shall be provided to the Company in such form, manner and place as the parties reasonably agree. The Consultant shall devote as much time as may be reasonably necessary to provide the consulting services. Consultant shall not by this Agreement be prevented or barred from rendering services of the same or similar nature, as herein described, or services of any nature whatsoever, for, or on behalf of, persons, other than Company. Similarly, Company shall not be prevented or barred from seeking or requiring services of a same or similar nature from persons other than Consultant.

3. ACCURACY OF INFORMATION. Consultant may rely on all information provided by the Company and Consultant may disclose such information to third parties with the Company's consent. The Company shall be solely responsible for obtaining confidentiality agreements from any person; provided, however, Consultant, at the request of the Company, shall obtain such an agreement from a person in the form proscribed by the Company.

4. TERM. The term of this Agreement shall be for a twelve (12) month period commencing on the date of this Agreement. During the term of this Agreement, a party may terminate the Agreement should there be a material breach of this Agreement by the other party that is not corrected within ten (10) days of notice being given by the non-breaching party. The Agreement may be extended for another term of one year upon written consent of the parties.

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5.       COMPENSATION. The Company shall pay to the Consultant $2,500 per month payable quarterly in advance, the first installment payable upon the signing of this Agreement. An initial, one time fee of $10,000 is also to be paid to the Consultant by the Company upon the signing of this Agreement. Additionally, the Company will grant to Schneider Securities warrants (the "Warrant") to purchase 200,000 shares of the Company's common stock, 100,000 Warrants with an exercise price of $2,000 per common share, and 100,000 Warrants with an exercise price of $2.50 per common share, exercisable not less than twelve (12) months from the date of this Agreement for a period of 36 months thereafter. The Company shall reimburse the Consultant for all out-of-pocket expenses incurred on behalf of the Company within thirty (30) days of submission of a statement of said expenses by the Consultant. Expenses shall require prior written approval of the Company. In the event of termination of this agreement, all cash fees that would accrue after the date of termination would lapse and all warrants granted hereunder shall be reduced by the percentage of the year's term remaining following the termination.

         The Company also agrees to grant to the Consultant, subject to the conditions listed below, the right to demand registration of the Common Stock issuable upon exercise of the Warrant referred to above, on one
         (1) occasion with all expenses of the registration to be borne by the Company; provided, however, that such demand registration rights shall be exercisable after twelve (12) months from the date of the Agreement, and the expense borne by the Company does not exceed $5,000.

         The Company will, subject to the conditions listed below, to the extent necessary to permit the sale of such shares, grant "piggy back" registration rights to include the shares of Common Stock issueable upon exercise of the Warrant in any registration statement filed by the Company under the Securities Act of 1933 relating to any underwriting of the sale of Common stock or other security. Inclusion of such shares is subject to the willingness of the managing underwriter(s) to include said shares.

6. MERGER AND ACQUISITION. The Company may, in its sole discretion which shall be deemed exercised only if a written request for such service is provided by the Company, engage Consultant to assist it in negotiating, structuring and evaluating a potential merger or acquisition and shall pay a fee to Consultant for its services calculated as follows:

         -5% of the value of the Transaction to the Company up to and including $2,000,000;
         -4% of the value of the Transaction to the Company greater than $2,000,000 and up to and including $4,000,000;
         -3% of the value of the Transaction to the Company greater than $4,000,000 and up to and including $6,000,000;
         -2% of the value of the Transaction to the Company greater than $6,000,000 and up to and including $8,000,000;
         -1% of the value of the Transaction to the Company in excess of $8,000,000.

         Value of the Transaction (consideration) is defined as:

         a. The total proceeds and other consideration (including cash, securities or installments) issued in connection with an asset purchase, acquisition, merger, joint venture or investment.

         b. If a portion of such consideration includes contingent payments (whether or not related to future earnings or operations), aggregate consideration will be paid as the payments are made.

         c. In the event that the aggregate consideration for the Transaction consists in whole or in part of securities, for the purpose of calculating the amount of aggregate consideration, the value of such securities will be the average bid of closing prices for five consecutive business days preceding the consummation of the Transaction or, in the absence of a public market thereof, the fair market value thereof shall be as the Company and the Consultant agree on the day preceding the consummation of the Transaction.

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7.       DISCLAIMER OF RESPONSIBILITY FOR ACTS OF COMPANY. The obligations of the Consultant described in this Agreement consist of consulting services to the Company. In no event shall Consultant be required by this Agreement to act as the agent of Company or otherwise to represent or make decisions for Company. All final decisions with respect to acts of Company or its affiliates, whether or not made pursuant to or in reliance on information or advice furnished by Consultant hereunder, shall be those of Company or such affiliates, and Consultant shall under no circumstances be liable as a consequence of such decisions.

8. INDEMNITY. The Company agrees to indemnify and hold Consultant, its affiliates, control persons, officers, directors, employees, agents and sureties harmless from and against all losses, claims, damages, liabilities, cost or expenses (including reasonable attorneys and accountants fees and the cost of any of Consultant's personnel involved in any such matter) arising out of Consultant's entering into or providing services under this Agreement, including costs arising out of any dispute whether or not Consultant is a party to such dispute provided that such indemnity shall not extend to acts of willful misconduct or malfeasance by consultants.

         If for any reason the foregoing indemnification is unavailable to Consultant and/or the other indemnified persons, or insufficient to hold them harmless, then the Company shall contribute to the amount paid or payable by Consultant and/or the other indemnified persons as a result of such loss, claim, damage, liability, cost or expense in such proportion as is appropriate to reflect not only the relative benefits received by the Company and its affiliates, control persons, officer, directors, employees, agents and sureties ("Associated Persons") on the one hand and Consultant and/or the other indemnified persons on the other hand but also the relative fault of the Company and its Associated Persons and Consultant and/or the other indemnified persons, as well as any relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Company under this Section shall be in addition to any liability which the Company may otherwise have and shall be binding upon and insure to the benefit of any successor, assigns, heirs and personal representatives of the Company, Consultant and any such indemnified person. The provisions of this Section shall survive the termination and expiration of this Agreement.

9. AMENDMENT. No amendment to this Agreement shall be valid unless such amendment is in writing and is signed by authorized representatives of all the parties to this Agreement.

10. WAIVER. Any of the terms and conditions of this Agreement may be waived at any time and from time to time in writing by the party entitled to the benefit hereof, but a waiver in one instance shall not be deemed to constitute a waiver in any other instance. A failure to enforce any provision of this Agreement shall not operate as a waiver of this provision or any other provision hereof.

11. SEVERABILITY. In the event that any provision of this Agreement shall be held to be invalid, illegal or unenforceable in any circumstances, the remaining provisions shall nevertheless remain in full force and effect and shall be construed as if the unenforceable portion or portions were deleted.

12. ASSIGNMENT. This Agreement shall be binding upon and insure to the benefit of the parties and their respective successors and permitted assigns. Any attempt by either party to assign any rights, duties or obligations which may arise under this Agreement without the prior written consent of the other party shall be void.

13. GOVERNING LAW. The validity, interpretation and construction of this Agreement and each part thereof will be governed by the laws of the State of Colorado.

14. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which may be deemed an original and all of which together will constitute one and the same instrument.

15. ARBITRATION. The parties agree that all controversies which may arise between them concerning any transaction, the construction, performance or breach of this Agreement shall be determined by arbitration in accordance with the rules of the National Association of Securities Dealers, Inc. This shall ensure to the benefit of and be binding on the Company, its affiliates, control persons, directors, officers, employees, agents and sureties and on the Consultant, its affiliates, control persons, directors, officers, employees,

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         agents and sureties. Any award rendered in arbitration may be enforced in any court of competent jurisdiction.

16. Any notices required under this Agreement shall be deemed to be in compliance if mailed Certified Mail/Return Receipt Requested to the addressee as hereafter listed.

                  Schneider Securities, Inc.
                  5445 DTC Parkway
                  Suite 940
                  Greenwood Village, CO 80111

                  Universal Brake Parts
                  11859 South Central Ave.
                  Alsip, IL 60803

                                           Universal Automotive Industries, Inc.
                                           (The "Company")

                                           By: /s/ Arvin Scott
                                               ---------------------------------
                                               Arvin Scott
                                               President

                                           Schneider Securities, Inc.

                                           By: /s/ Steven R. Hinkel
                                               ---------------------------------
                                               Steven R. Hinkle
                                               Vice President - Investments

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